Exhibit 99.1

GOFISH CORPORATION REPORTS 118% INCREASE IN REVENUES IN THE THIRD QUARTER

SAN FRANCISCO, CA - November 6, 2008 - GoFish Corporation (OTCBB: GOFH, www.gofishcorp.com), a leading online entertainment and media network, reports a substantial increase in revenues for the third quarter ended September 30, 2008, marking the second consecutive quarter of approximately 100% revenue growth over the prior quarter. Financial highlights include:

•
Revenues for the third quarter of 2008 were $2.79 million, representing a 118% increase over revenues of $1.28 million from the previous quarter and a 474% increase over revenues of $485,812 for the third quarter of 2007

•	GoFish remains on track to meet its previously disclosed full-year guidance of revenues between $8.5 to $11.0 million

Other Highlights for the Quarter

GoFish’s audience increased three times faster than the Kids Entertainment category as a whole. Of the top three competitors, only GoFish showed market share growth from August to September in the Kids Entertainment Category, while the others experienced seasonal decreases with Disney Online falling by 2.8% and Nickelodeon Kids & Family by 1.4%.*

Blue-chip brands, including 12 Fortune 500 companies, leveraged innovative solutions on the GoFish Network in Q3 to launch new products and seasonal campaigns.

Management Comment, Matt Freeman, CEO of GoFish
“We have experienced tremendous growth since launching our network in February, nearly doubling revenues for two consecutive quarters. The demand from brands for GoFish’s differentiated product offering is clear.

“Leading advertisers are increasingly underserved in digital media. GoFish serves a need that neither the Portals nor standalone niche sites effectively address - brand immersion at scale. We achieve this through well crafted solutions that leverage both deep, immersive experiences and high-impact reach against targeted audiences. We bring innovation, energy and real creativity to meet campaign objectives. And our advertisers are responding with enthusiasm.

“GoFish is a top 3 advertising opportunity for the youth market domestically and we have our sites set on securing the leadership position in the upcoming months.”

About GoFish Corporation

GoFish Corporation (www.gofishcorp.com) (OTCBB: GOFH), headquartered in San Francisco and New York with sales offices in Los Angeles, Chicago and Detroit, is a leading entertainment and media company focused on brand immersion experiences that reach youth and moms in a deeply engaged state of mind. GoFish specializes in aggregating and distributing premium content on a large network of quality sites for which GoFish is the exclusive brand advertising monetization partner. The GoFish Network of sites reaches over 23 million unduplicated online users domestically and 71 million worldwide. It ranks as the third largest online U.S. youth opportunity and a top five ‘mom’ opportunity for blue-chip advertisers.

*Source: comScore Media Metrix Media Trend (with duplication), September 2008. Potential reach as shown by the GoFish Youth Entertainment Custom Entity. Audience increase based on three month average Unique Visitors, as compared to the previous quarter. Market share based on reach in Kids Entertainment category.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, such as statements of GoFish’s plans, objectives, expectations and intentions. Forward-looking statements in this press release are generally identified by words, such as “projects,” “believes,” “anticipates,” “plans,” “expects,” “will,” and “would,” and similar expressions that are intended to identify forward-looking statements. Forward-looking statements in this press release include, without limitation, the statement that GoFish remains on track to meet its full-year revenue guidance. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of GoFish to be materially different from those expressed or implied by forward-looking statements. Risks, uncertainties and other factors that could cause or contribute to such differences include, but are not limited to: (i) GoFish’s historical operating losses and uncertainties relating to GoFish’s ability to generate positive cash flow and operating profits in the future; (ii) difficulty in evaluating GoFish’s future prospects based on GoFish’s limited operating history and relatively new business model; (iii) GoFish’s ability to attract new advertisers to the GoFish Network and retain present advertisers; (iv) the highly competitive nature of GoFish’s business; (v) GoFish’s ability to effectively manage expected growth and (vi) other risk factors discussed in GoFish’s periodic filings with the Securities and Exchange Commission, including GoFish’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 and GoFish’s subsequent Quarterly Reports on Form 10-Q, which are available on a website maintained by the Securities and Exchange Commission at www.sec.gov. GoFish undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.

Contact:

Investor Relations:
David Lorie
General Counsel
415-738-8706
dlorie@gofishcorp.com

Press:
George H. Simpson Communications
George Simpson, 203-521-0352
george@georgesimpson.com